As filed with the Securities and Exchange Commission on November 17, 1999
                                                           Registration No.




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                            IAT RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                             95-4233050
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)


      5757 WILSHIRE BOULEVARD, PENTHOUSE ONE, LOS ANGELES, CALIFORNIA 90036
                                 (323) 634-8634
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ----------------------
                                   IRWIN MEYER
                             CHIEF EXECUTIVE OFFICER
                            IAT RESOURCES CORPORATION
                     5757 WILSHIRE BOULEVARD, PENTHOUSE ONE
                          LOS ANGELES, CALIFORNIA 90036
                                 (323) 634-8634

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------
                                   Copies to:
                          LINDA GIUNTA MICHAELSON, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3316

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
    ------------------------------------------------------------------------------------------------
                                          Proposed Maximum    Proposed Maximum
     Title Of Shares     Amount To Be     Aggregate Price         Aggregate           Amount Of
    To Be Registered      Registered        Per Share(1)      Offering Price(1)    Registration Fee
    ------------------------------------------------------------------------------------------------
      Common Stock         2,170,000      $1.751              $3,799,670           $1,056.31
    ==================  ===============   =================   ===================  =================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq SmallCap Market on November 11, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                2,170,000 SHARES

                            IAT RESOURCES CORPORATION

                                  COMMON STOCK


     The parties listed in this prospectus under the caption "Selling Security Holders" may from time to time offer and sell up to 2,170,000 shares of our common stock. Certain parties will acquire the shares upon conversion of convertible preferred stock, upon conversion of convertible debentures, and/or upon the exercise of warrants, all of which was issued in connection with a private placement of our securities. Additionally, one of our consultants may from time to time offer and sell up to 270,000 shares of our common stock, 200,000 of which underlie options.

     The selling security holders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

     Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "IATR." On November 16, 1999, the closing bid price for the common stock on the Nasdaq SmallCap Market was $1.875.

     AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   THIS PROSPECTUS IS DATED NOVEMBER ___, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a Registration Statement on Form S-3 with respect to this offering of our common stock. This prospectus only constitutes part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, its exhibits and its schedules.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. We are also listed on the Nasdaq SmallCap Market. Our periodic reports, proxy statements and other information can be inspected at the offices of Nasdaq at 1735 K Street, NW, Washington, DC, 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference:

                  (1) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999;

                  (2) Our Quarterly Report on Form 10-QSB, as amended, for the quarter ended September 30, 1999;

                  (3)    Our Preliminary Proxy Statement filed on November 3,
                         1999;

                  (4) The description of our common stock contained in our Registration Statement on Form 8-A filed on September 9, 1996; and

                  (5) Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the shares offered by the selling security holders have been sold.

     You may obtain a copy of these filings without charge by writing or calling us at:

                            IAT Resources Corporation
                     5757 Wilshire Boulevard, Penthouse One
                          Los Angeles, California 90036
              Attention: Arthur Bernstein, Executive Vice President
                                 (323) 634-8634

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference are accurate as of any date other than the date on the front of those documents.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address:

     o   trends affecting our financial condition or results of operations;
     o   the impact competition has on our business;
     o   our strategies concerning the expansion of our operations; and
     o our plans to enter new industries including internet technology development, integration and online commerce.

     These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds" and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology including "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "continue," or similar terms.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward- looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. We undertake no duty to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                               PROSPECTUS SUMMARY


      THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS CONTAINED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.

OUR COMPANY

      We are a diversified company focusing on enabling innovations in the converging telecommunications, entertainment and technology industries. We are currently developing programs to integrate and deliver internet services and online content in the healthcare, education and entertainment segments. Currently, we are in discussions to provide internet access and portal development for a state university medical system and an educational content provider to U.S. public schools. We are also looking to acquire software and hardware companies that provide competitive advantages in the delivery of online services and content to enterprise systems within these markets.

      As part of our expansion into internet technology development and integration, we have identified and made small investments in early and expansion stage companies which we believe have unique internet-based hardware and/or software applications and which show promise as catalysts in the internet and online commerce industries. For example, we recently purchased approximately 150,000 shares of common stock of flowersandgifts.com, and 100,000 shares of common stock of Pacific Softworks, Inc., a licensor of internet-related software and related software development tools, which recently completed an initial public offering. We also have warrants to purchase up to an additional 100,000 shares of Pacific Softworks' common stock.

      For approximately eight years, we operated under the name The Producers Entertainment Group Ltd. Historically, we acquired, developed, produced and distributed dramatic, comedy, documentary and instructional television series and movies and theatrical motion pictures. We distributed our projects in the United States and in international markets for exhibition on standard broadcast television (network and syndication), basic cable and pay cable and for video distribution. We also provided producer and executive producer services in exchange for fees and participations in future profits from these projects. Although we continue to engage in certain entertainment related production and distribution activities, during the past eight months we have reduced our network and cable television activities and begun to redirect our core business toward the internet and technology industry.

      While operating as The Producers Entertainment Group, in July 1998, we acquired MWI Distribution, Inc., which does business under the name MediaWorks International. MediaWorks International continues to distribute television and video programming in the international market, concentrating on children's and family programming and animation. MediaWorks also co-produces and co-finances animated and live action programming ventures and sells direct-to-video series and specials.

RECENT DEVELOPMENTS

      On September 23, 1999, we announced that we had signed a definitive agreement to merge with Infolocity, Inc., a privately held internet company engaged in the operation of InvestorFacts, a business-to-business internet service. Through its proprietary search technology, Infolocity assists publicly traded companies in minimizing the impact of negative or false information posted on the internet. Upon completion of the merger, Infolocity will become our wholly owned subsidiary, and Infolocity's stockholders will receive approximately 7.25 million shares of our common stock. Additionally, upon completion of the merger, Infolocity's current President Victor Holtorf will become our Executive Vice President and Chief Operating Officer, and Infolocity's current Chief Executive Officer James J. Cerna, Jr. will become our Executive Vice President, Strategic Planning. Messrs. Holtorf and Cerna will also be appointed to our Board of Directors. Completion of the merger depends upon, among other customary closing conditions, the approval of our stockholders and Infolocity's stockholders.

OUR STRATEGY

      We have recently begun to change our core business from entertainment production and distribution to internet technology development and integration. We are currently negotiating with independent third parties to join with us in the process of developing technology environments and browser portal shells capable of providing internet services and e-commerce opportunities. These services and opportunities are being designed for delivery to the latest communication appliances and portable devices for convenient data and information access anytime and anywhere. We intend to develop a core business around this integration and service strategy while promoting opportunities for synergistic business relationships among other internet companies. We maintain an active website at WWW.IATRESOURCES.COM which includes a public bulletin board, roundtable discussion opportunities and a bi-monthly newsletter, IAT REPORTS, focusing on convergence and enabling technology.

CORPORATE INFORMATION

      Our executive offices are located at 5757 Wilshire Boulevard, Penthouse One, Los Angeles, California 90036. Our telephone number is (323) 634-8634. Information on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.


RISKS RELATED TO OUR BUSINESS

ALTHOUGH WE CONTINUE TO OPERATE IN THE ENTERTAINMENT BUSINESS ON A REDUCED SCALE, OUR PROSPECTS IN THE INTERNET SECTOR ARE DIFFICULT TO FORECAST BECAUSE WE HAVE ONLY BEEN TRANSITIONING TO THE INTERNET AND ONLINE COMMERCE INDUSTRIES SINCE FEBRUARY 1999.

         We announced our intention to expand our business in the internet and electronic commerce industries in February 1999 and we are gradually changing our core television production business to internet technology services and integration. These industries are new, highly speculative and involve a substantial degree of risk. Since we are in an early stage of development in these rapidly evolving industries, our prospects are difficult to predict and could change rapidly and without warning. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of developing and expanding their business, particularly companies in the new and rapidly evolving internet technology and online commerce markets. These risks include, but are not limited to, the inability to attract key personnel knowledgeable in the internet markets, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage potential growth. To address these risks, we must, among other things:

         o     successfully implement new business and marketing strategies;
         o     respond to competitive developments;
         o     expand our funding of early and expansion-stage companies; and
         o     attract and retain qualified personnel.

WE MAY NOT BE SUCCESSFUL IN ENTERING INTO THE INTERNET AND ONLINE COMMERCE FIELDS SINCE WE HISTORICALLY NEVER HAVE OPERATED IN THESE BUSINESSES. OPERATING IN THESE BUSINESSES WILL ALSO REQUIRE SUBSTANTIAL WORKING CAPITAL.

         The internet and online commerce industries are completely new business ventures for us, and are businesses in which we have never operated. None of our current executives has experience operating internet-related companies. Although we believe that our experience in the entertainment business lends itself well to these industries, we may not be able to operate successfully in them.

         We retained the services of Strategic Capital Consultants to assist us in investing in or acquiring interests in internet and online commerce companies. However, if we fail to complete the acquisition of these types of companies, or if we cannot successfully integrate their businesses into ours, our business and financial condition could suffer.

         In addition, our new business strategy, investment and acquisition activities will require substantial working capital. We have spent and will continue to spend substantial funds to locate appropriate acquisition candidates, to market our efforts and to establish an effective management team with experience in the internet and online commerce industries. We cannot assure you that we will be successful in any of these areas.

WE RECENTLY ANNOUNCED THAT WE SIGNED A DEFINITIVE AGREEMENT TO MERGE WITH INFOLOCITY. IF WE FAIL TO CONSUMMATE THE MERGER WITH INFOLOCITY OR IF WE CANNOT SUCCESSFULLY INTEGRATE INFOLOCITY'S BUSINESS INTO OURS, OUR BUSINESS AND FINANCIAL CONDITION COULD SUFFER.

         In September 1999, we announced that we had entered into a definitive agreement to merge with Infolocity, a privately held internet company which, through its proprietary search technology, helps publicly traded companies minimize the impact of negative information posted on the internet. We are seeking to merge with Infolocity with the expectation that the merger will help us execute our plan to expand our core business into the internet industry and provide us with further opportunities to promote synergistic business relationships among other internet companies.

In order to achieve these anticipated benefits, we must efficiently, effectively and timely integrate Infolocity's operations into ours. The combination of these businesses requires, among other things:

         o     integration of management staffs;
         o     coordination of operations and marketing efforts; and
         o     location of adequate sources of additional funding.

         Full integration of these businesses will require considerable effort on the part of our management, who will need to dedicate considerable time toward integrating the financial and information systems, management staffs and organizational cultures of the separate businesses. We could experience problems associated with the integration, and the integration itself may not proceed efficiently or be successful. Furthermore, even if we successfully integrate Infolocity's operations into ours, the combination may adversely affect our business and results of operations.

         Completion of the merger depends upon a number of conditions. These conditions include approval of the merger by our shareholders. The conditions also include our receipt of non-competition agreements from Infolocity's principal shareholders and non-disclosure agreements from the employees of Infolocity. Each of the principal shareholders of Infolocity is required prior to closing, to sign a lock-up agreement preventing the principal shareholders from selling or transferring shares of our Common Stock received as consideration in the merger for a specified period of time. As part of the merger, we will enter into employment agreements with key employees of Infolocity. Another condition to the merger is that at the time of closing we continue to maintain our current compliance with the published net tangible assets requirement of the Nasdaq Small Cap Market.

OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED IF WE ARE UNABLE TO MEET OUR CURRENT LIQUIDITY AND CAPITAL RESOURCES REQUIREMENTS.

         In the event that the merger with Infolocity is completed, we estimate that, as of September 30, 1999, our cash commitments for the next twelve months will aggregate approximately $12,500,000 a significant portion of which are requirements associated with the business of Infolocity. In the event that the merger with Infolocity is not completed, we estimate that, as of September 30, 1999, our cash commitments for the next twelve months will aggregate approximately $1,800,000.

         We incur expenses associated with base compensation of key officers, independent contractors and consultants as well as expenses related to our office lease. We incur other general and administrative costs such as:

          o    staff salaries;
          o    employee benefits;
          o    employer taxes;
          o    premiums on insurance policies;
          o    marketing costs;
          o    office expenses;
          o    professional fees;
          o    consulting fees; and
          o    other expenses.

For the three months ended September 30, 1999, total cash general and administrative expenses for all categories aggregated approximately $1,000,000. In addition to general and administrative expenses, the required dividends on the shares of Series A Preferred Stock are $425,000 annually. The dividends on the Series A Preferred Stock and the Series E Preferred Stock may be paid either in shares of our common stock or in cash.

         In the event we close the acquisition of Infolocity, we believe the cash generated from operations will be sufficient to fund the combined business for the next twelve months. If the acquisition of Infolocity does not close, we believe that we will require additional funding in order to continue our operations and to establish other related businesses to our core businesses. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion of our business into the internet and online commerce sectors.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

         For the fiscal years ended June 30, 1997, 1998 and 1999, and the three months ended September 30, 1999, we generated revenues of $5,521,441, $22,369,511, $2,936,718 and $120,251, respectively, and incurred net losses of $4,592,145, $1,411,916, $2,665,052 and $919,551, respectively (without giving effect to the payment in 1997, 1998 and 1999 of dividends of $425,000 annually, on the Series A Preferred Stock and payment in 1999 of dividends of $66,250 on the Series E Preferred Stock). As of September 30, 1999, we had an accumulated deficit of ($24,356,205). If the cash we generate from our operations cannot sufficiently fund possible future operating losses, we may need to raise additional funds. Additional financing may not be available in amounts or on terms acceptable to us, if at all.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND ARE UNPREDICTABLE. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

         Our limited operating history in the internet and online commerce industries makes it difficult to forecast accurately our revenues, operating expenses and operating results. As a result, we may be unable to adjust our spending in these areas in a timely manner to compensate for any unexpected revenue shortfall.

BECAUSE OF THE LIMITED BARRIERS TO ENTRY IN THE INTERNET AND ONLINE COMMERCE BUSINESSES, COMPETITION IN THESE MARKETS IS INTENSE. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS THAT ENTER THESE MARKETS, OUR REVENUES AND OPERATING RESULTS COULD BE IMPAIRED.

         The internet and online commerce markets are new, rapidly evolving and intensely competitive, and we expect that competition could further intensify in the future. Barriers to entry are limited, and current and new competitors can launch web sites and other similar businesses at a relatively low cost. Many of our current and potential competitors have longer operating histories and significantly greater financial, marketing and other resources than us. Increased competition may result in reduced operating margins and loss of market share.

         We have not yet determined whether we will be able to compete successfully against our current and future competitors. Further, as a strategic response to changes in the competitive environment, we may from time to time make marketing decisions or acquisitions that could adversely affect our business, prospects, financial condition and results of operations.

OUR GROWTH AND OPERATING RESULTS WILL BE IMPAIRED IF THE INTERNET AND ONLINE COMMERCE INDUSTRIES DO NOT CONTINUE TO GROW.

         Our growth and operating results depend in part on widespread acceptance and use of the internet as a point of convergence in the telecommunications, entertainment and technology industries, as well as on continued consumer acceptance and use of the internet as a way to buy products. These practices are at an early stage of development, and demand and market acceptance are uncertain.

         The internet may not become a viable medium for telecommunications, entertainment and technology convergence or a healthy commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address the public's concerns about:

         o     network performance;
         o     reliability;
         o     speed of access;
         o     ease of use; and
         o     bandwidth availability.

         In addition, the internet's overall viability could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the internet could also result in slower response times and adversely affect general usage of the internet. Also, negative publicity and consumer concern about the security of transactions conducted on the internet and the privacy of users may also inhibit the growth of commerce on the internet.

BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR OUR RESULTS OF OPERATIONS.

         It is possible that a number of laws and regulations may be adopted concerning the internet, relating to, among other things:

         o     user privacy;
         o     content;
         o     copyrights;
         o     distribution;
         o     telecommunications; and
         o     characteristics and quality of products and services.

         The adoption of any additional laws or regulations may decrease the popularity or expansion of the internet. A decline in the growth of the internet could decrease demand for our services and increase our cost of doing business. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and other online services could also harm our business.

IF THE SOFTWARE, HARDWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS AND SERVICES THAT WE USE ARE NOT YEAR 2000 COMPLIANT, OUR OPERATING RESULTS COULD BE IMPAIRED.


         Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         We use hardware and software systems, which are comprised only of an internal personal computer network and commercially available software products. We have assessed these systems and we believe that our systems correctly define the year 2000. We have also assessed the embedded system contained in our leased equipment, which we believe to be Year 2000 compliant.

         In addition, we have received information from our key vendors and customers with respect to their significant Year 2000 exposures which would have a material effect on us. The financial impact on us of such third parties not achieving high levels of year 2000 readiness cannot be estimated with any degree of accuracy. In the area of business continuity, technological operations dependent in some way on one or more third parties, the situation is much less in our ability to predict or control. In some cases, third party dependence is on vendors who are themselves working towards solutions to year 2000 problems. In other cases, third party dependence is on suppliers of products and services that are themselves computer-intensive. We are in various stages of attempting to ascertain the state of year 2000 readiness of significant third parties. We are taking steps to attempt to ensure that the third parties on which we are heavily reliant are year 2000 ready, but cannot predict the likelihood of such compliance nor the direct and indirect costs of non-readiness by those third parties or of securing such services from alternate third parties. We are not yet aware of any year 2000 issues relating to third parties with which we have a material relationship. If such critical third party providers experience difficulties resulting in disruption of service to us, a shutdown of our operations at individual facilities could occur for the duration of the disruption.

         The Year 2000 issue also presents numerous other risks that could hurt our business, such as disruptions of service from third parties who provide us with electricity, water or telephone service. If these critical third party providers experience difficulties that result in disruptions of services to us, a shutdown of our operations at individual facilities could occur. Also, general uncertainty exists regarding the Year 2000 problem and its potential effect on the overall business environment and economies of the United States and other nations. As a result, we cannot determine at this time whether the Year 2000 problem will materially impact our operations or financial condition as a result of significant disruption to these economies and/or business environments.

THE INDUSTRY IN WHICH MEDIAWORKS COMPETES IS INTENSELY COMPETITIVE. IF MEDIAWORKS IS UNABLE TO COMPETE SUCCESSFULLY AGAINST ITS CURRENT AND FUTURE COMPETITORS, ITS REVENUES AND OPERATING RESULTS COULD BE IMPAIRED AND OUR BUSINESS COULD SUFFER AS A RESULT.

         The television industry is highly competitive and involves a substantial degree of risk. MediaWorks directly competes with many other television distributors which are significantly larger than it. These distributors typically have financial and other resources which are far greater than those available to MediaWorks now or in the foreseeable future. New technologies and the expansion of existing technologies in the television industry may further increase the competitive pressures on MediaWorks. We cannot assure you that MediaWorks will be successful in competing in the television field.

         MediaWorks' success depends upon its ability to distribute programming for television which will appeal to markets characterized by changing popular tastes. In light of the intense competition in the television industry, MediaWorks may not be able to continuously acquire and develop products which can be made into profitable television series.

OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.

         As of September 30, 1999, we have granted options and warrants to purchase a total of 7,432,310 shares of common stock that have not been exercised. To the extent that these outstanding options and warrants are exercised, our stockholders' interests will be diluted. Also, we may not be able to obtain additional equity capital on terms we like, since the holders of the outstanding options and warrants will likely exercise them at a time when we may be able to obtain such capital on better terms than those in the options and warrants.

THE CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.

         As of September 30, 1999, we have issued and outstanding 1,000,000 shares of our Series A Preferred Stock, 2,500,000 shares of our Series C Preferred Stock, 225,000 shares of our Series F Preferred Stock and 1,050 shares of our Series G Preferred Stock. At our option, we can pay the dividends on our Series A Preferred Stock in cash or in shares of common stock. No dividends are currently due on the Series C Preferred Stock. We are not required to pay dividends on the Series F Preferred Stock; however, we are required to pay dividends on our Series G Preferred Stock.

         Holders of our convertible preferred stock could convert their shares into common stock at any time in the future. To the extent all of the shares of our outstanding convertible preferred stock are converted into common stock, our common stockholders' interests will be diluted. Since these shares of common stock will be registered for sale in the marketplace, future offers to sell such shares could potentially depress the price of our common stock. In the future, this could make it difficult for us or our stockholders to sell the common stock. Also, we may have problems obtaining additional equity capital on terms we like, since we can expect the holders of our convertible preferred stock to convert their shares into common stock at a time when we would be able to obtain any needed capital on more favorable terms than those of the convertible preferred stock.

STOCK PRICES OF INTERNET-RELATED COMPANIES HAVE FLUCTUATED WIDELY IN RECENT MONTHS AND THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

         As a result of our recent expansion into internet and online commerce, the trading price of our common stock could become more volatile and could fluctuate widely in response to factors including the following, some of which are beyond our control:

         o     variations in our operating results;
         o announcements of technological innovations or new services by us or our competitors;
         o changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
         o changes in operating and stock price performance of other internet-related companies similar to us;
         o     conditions or trends in the internet and technology industries;
         o     additions or departures of key personnel; and
         o     future sales of our common stock.

         Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

TAKEOVER EFFORTS COULD BE DETERRED AS A RESULT OF OUR RIGHT TO ISSUE PREFERRED STOCK IN THE FUTURE AND CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION.

         Our Certificate of Incorporation permits our Board of Directors to issue up to 20,000,000 shares of "blank check" Preferred Stock. Our Board of Directors also has the authority to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by our stockholders. We have issued and outstanding 1,000,000 shares of Series A Preferred Stock, 2,500,000 shares of Series C Preferred Stock, 225,000 shares of Series F Preferred Stock and 1,050 shares of Series G Preferred Stock. If we issue additional preferred stock with voting and conversion rights, the rights of our common stockholders could be adversely affected by, among other things, the loss of their voting control to others. Any additional issuances could also delay, defer or prevent a change in our control, even if these actions would benefit our stockholders.

         Additionally, provisions of Delaware law and our Certificate of Incorporation could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK. WE PAY ANNUAL CASH OR STOCK DIVIDENDS ON SOME OF OUR PREFERRED STOCK.

         We have never paid cash dividends on our common stock and we do not expect to pay these dividends in the foreseeable future. Holders of our Series A Preferred Stock are entitled to annual dividends of 8 1/2% (aggregating $425,000 annually, in cash or stock at our option, assuming no conversion). Holders of our Series C Preferred Stock are entitled to dividends of 8% annually, so long as we have net income in excess of $1,000,000 in the applicable fiscal year. We pay these dividends quarterly, in cash or in shares of our common stock. Beginning January 1, 2000, holders of our Series G Preferred Stock will be entitled to dividends of $60 per year per share of Series G Preferred Stock, payable quarterly. For the foreseeable future, we anticipate that we will retain all of our cash resources and earnings, if any, for the operation and expansion of our business, except to the extent required to satisfy our obligations under the terms of the Series A Preferred Stock, Series C Preferred Stock and Series G Preferred Stock.

SALES OF ADDITIONAL SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET MAY CAUSE OUR STOCK PRICE TO FALL.

         If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of shares of our convertible preferred stock) in the public market, the market price of our common stock could fall. As of November 12, 1999, we had outstanding approximately 13,117,737 shares of our common stock. The unregistered common stock and the common stock held by our officers and directors are "restricted" securities as that term is defined by Rule 144 under the Securities Act. In the future, these restricted securities may be sold only in compliance with Rule 144 or if they are registered under the Securities Act or under an exemption. Generally, under Rule 144, each person who holds restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of our then-outstanding shares of common stock, or the average weekly volume of trading of our common stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years can sell such shares under Rule 144 without regard to any of the limitations described above. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock and could impair our ability to raise capital through a public offering of equity securities.

         In addition, as of September 30, 1999 holders of options and warrants may acquire approximately 7,432,310 shares of Common Stock and holders of shares of our Series A Preferred Stock, Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock may acquire shares of Common Stock at various conversion rates.

NASDAQ COULD DELIST OUR COMMON STOCK WHICH COULD MAKE IT MORE DIFFICULT FOR YOU TO SELL OR OBTAIN QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK.

         In order to continue to be listed on Nasdaq, we must meet the following requirements:

         o net tangible assets of at least $2,000,000, or a market capitalization of $35,000,000 or $500,000 in net income for two of the last three years;
         o     a minimum bid price of $1.00;
         o     two market makers;
         o     300 stockholders;
         o at least 500,000 shares in the public float o a minimum market value for the public float of $1,000,000; and
         o     compliance with certain corporate governance standards.

         Our minimum bid price at November 15, 1999 was 1.875 and our net tangible assets at November 15, 1999 was $2,613,124. If we cannot satisfy Nasdaq's maintenance criteria in the future, Nasdaq could delist our common stock. In the event of delisting, trading, if any, would be conducted only in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a result of any possible delisting, an investor would likely find it more difficult to sell or obtain quotations as to the price of our common stock.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Selling Security Holders' shares in this offering. All proceeds from the sale of these shares will be for the accounts of the Selling Security Holders described below. See "Selling Security Holders."


                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the Selling Security Holders and the maximum amount of Common Stock which may be offered for the accounts of the Selling Security Holders under this prospectus. The addresses of the Selling Security Holders are in our care unless identified otherwise.

         We initially issued convertible debentures to each of the Selling Security Holders listed below other than to Continental Capital & Equity Corporation which received shares of our Common Stock and options to purchase Common Stock. In September 1999, we authorized the exchange of all of the convertible debentures for shares of our Series G Convertible Preferred Stock. In September 1999, holders of an aggregate of $1,050,000 of our convertible debentures elected to convert their debentures into Series G Convertible Preferred Stock.

                                     Number of   Shares of
                           Number    of Shares     Common       Number of     Number of
                             of      of Series     Stock        Shares of     Shares of                  Percentage
                         Shares of       G       Underlying      Common        Common        Common          of
                           Common    Preferred    Series G        Stock         Stock        Stock      Outstanding
Name of Selling            Stock       Stock     Preferred     Underlying    Underlying     Offered        Common
Security Holders           Owned       Owned      Stock(1)    Debentures(2)   Warrants       Hereby      Stock (19)
- ----------------------   ----------  ----------  ----------   -------------  ----------   ----------    -----------
Britannica Associates            0         575     460,000        20,000        90,000      570,000(3)        4.35%
Limited
c/o Wickhams Cay #2,
3rd Floor
Omar Hodge Bldg.,
Road Town
Tortola, B.V.I.

IIG Equity Fund, N.V.            0           0           0             0        15,000       15,000(4)          (*)
c/o The International
Group
17 Shale Street. 18th
Fl.
New York, NY  10004


                                     Page 11



Spiga Limited                    0         375     300,000        36,000        48,000      384,000(5)        2.93%
c/o Europa
Management Limited
Skelton Bldg.,
Road Town
Tortola, B.V.I.

Venezuela Recovery               0         100      80,000             0        15,000       95,000(6)          (*)
Fund N.V.
c/o Citco Fund
Services
Kaya Flamboyan #9
Curacao, Netherland
Antilles

Lina Abballe                     0           0           0       240,000        45,000      285,000(7)        2.17%
Apt. #7, Via
Mecenate, 77
Rome, Italy 00184

Allan Rothstein                  0           0           0        80,000        15,000       95,000(8)          (*)
1233 Beech St. #56
Atlantic Beach, NY
11509

Albertus Vanleiden               0           0           0        48,000         9,000       57,000(9)          (*)
13 Duitslandweg
2410 AC
Bodegraven,
Netherlands

Amar Rai                         0           0           0        32,000         6,000       38,000(10)         (*)
1000 Imperial Woods
Drive
Vestal, NY 13850

Anthony Intrieri                 0           0           0        40,000         7,500       47,500(11)         (*)
60 Schofeild St.
City Island, NY 10461

Gary Kaplowitz                   0           0           0        80,000        15,000       95,000(12)         (*)
1233 Beech St. #3
Atlantic Beach, NY
15509

Maria Calma                      0           0           0        40,000         7,500       47,500(13)         (*)
246 West End Ave.
Apt. 5C
New York, NY 10023

Sarah Tawaststjerna              0           0           0        16,000         3,000       19,000(14)         (*)
59 St. Ives Cr.
Toronto, ON, Canada
MYN 3B5

William Duncan                   0           0           0        32,000         6,000       38,000(15)         (*)
12085 Valley Heart
Drive
Studio City, CA 91604

Gabriel Cerrone                  0           0           0        80,000        15,000       95,000(16)         (*)
33 Phaeton Drive
West Hills, NY 11747


                                    Page 12



Joseph Schottland                0           0           0        16,000         3,000       19,000(17)         (*)
40 23rd Avenue
Venice, CA 90291

Continental Capital         70,000           0           0             0       200,000      270,000(18)       2.06%
& Equity
Corporation
195 Wekiva Springs
Road, Suite 200
Longwood, FL  32779

(*) Less than one percent.

(1) The number of shares of common stock underlying the preferred stock identified in the table assumes conversion into common stock at a rate of $1.25 per $1,000 per share of preferred stock. The conversion rate and the number of shares of common stock issuable upon conversion of the preferred stock is subject to further adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the preferred stock may increase or decrease from time to time. See "Plan of Distribution."

(2) The number of shares of common stock underlying the debentures assumes conversion into common stock at a conversion rate of 1.25. The conversion rate and the number of shares of common stock issuable upon conversion of the debentures is subject to further adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. See "Plan of Distribution."

(3) On August 27, 1999, we issued and sold to Brittanica a convertible debenture in the principal amount of $375,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 56,250 shares of common stock. Subsequent thereto, we exchanged this debenture for 375 shares of Series G Preferred Stock. This registration statement includes 300,000 shares of common stock to be issued upon conversion of this preferred stock. On September 24, 1999, we issued and sold to Brittanica a convertible debenture in the principal amount of $200,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 30,000 shares of common stock. Subsequent thereto, we exchanged this debenture for 200 shares of Series G Preferred Stock. This registration statement includes 160,000 shares of common stock to be issued upon conversion of this preferred stock. On October 20, 1999, we issued and sold to Brittanica a convertible debenture in the principal amount of $25,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 3,750 shares of common stock. This registration statement includes 20,000 shares of common stock to be issued upon conversion of this debenture.

(4) On September 2, 1999, we issued and sold to IIG a convertible debenture in the principal amount of $100,000. On that date, we also granted IIG warrants to acquire an aggregate of 15,000 shares of common stock. Subsequently, IIG assigned its debenture to Spiga Limited.

(5) On September 7, 1999, we issued and sold to Spiga a convertible debenture in the principal amount of $275,000. On that date, we also granted Spiga warrants to acquire an aggregate of 41,250 shares of common stock. Subsequent thereto, we exchanged this debenture for 275 shares of Series G Preferred Stock. This registration statement includes 220,000 shares of common stock to be issued upon conversion of this preferred stock. Subsequently, IIG Equity Fund assigned to Spiga a convertible debenture in the principal amount of $100,000. Subsequent thereto, we exchanged this debenture for 100 shares of Series G Preferred Stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this preferred stock. On October 20, 1999, we issued and sold to Spiga a convertible debenture in the principal amount of $25,000. On that date, we also granted Spiga warrants to acquire an aggregate of 3,750 shares of common stock. This registration statement includes 20,000 shares of common stock to be issued upon conversion of this debenture. On October 27, 1999, we issued and sold to Spiga a convertible debenture in the principal amount of $20,000. On that date, we also granted Spiga warrants to acquire an aggregate of 3,000 shares of common stock. This registration statement includes 16,000 shares of common stock to be issued upon conversion of this debenture.

(6) On September 24, 1999, we issued and sold to Venezuela a convertible debenture in the principal amount of $100,000. On that date, we also granted Venezuela warrants to acquire an aggregate of 15,000 shares of common stock. Subsequent thereto, we exchanged this debenture for 100 shares of Series G Preferred Stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this preferred stock.

(7) On September 24, 1999, we issued and sold to Lina Abballe a convertible debenture in the principal amount of $300,000. On that date, we also granted Ms. Abballe warrants to acquire an aggregate of 45,000 shares of common stock. This registration statement includes 240,000 shares of common stock to be issued upon conversion of this debenture.

(8) On October 20, 1999, we issued and sold to Allan Rothstein a convertible debenture in the principal amount of $100,000. On that date, we also granted Mr. Rothstein warrants to acquire an aggregate of 15,000 shares of


                                    Page 13



     common stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this debenture.

(9) On October 20, 1999, we issued and sold to Albertus Vanleiden a convertible debenture in the principal amount of $60,000. On that date, we also granted Mr. Vanleiden warrants to acquire an aggregate of 9,000 shares of common stock. This registration statement includes 48,000 shares of common stock to be issued upon conversion of this debenture.

(10) On October 20, 1999, we issued and sold to Amar Rai a convertible debenture in the principal amount of $40,000. On that date, we also granted Mr. Rai warrants to acquire an aggregate of 6,000 shares of common stock. This registration statement includes 32,000 shares of common stock to be issued upon conversion of this preferred stock.

(11) On October 20, 1999, we issued and sold to Anthony Intieri a convertible debenture in the principal amount of $50,000. On that date, we also granted Mr. Intieri warrants to acquire an aggregate of 7,500 shares of common stock. This registration statement includes 40,000 shares of common stock to be issued upon conversion of this debenture.

(12) On October 20, 1999, we issued and sold to Gary Kaplowitz a convertible debenture in the principal amount of $100,000. On that date, we also granted Mr. Kaplowitz warrants to acquire an aggregate of 15,000 shares of common stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this debentue

(13) On October 20, 1999, we issued and sold to Maria Calma a convertible debenture in the principal amount of $50,000. On that date, we also granted Ms. Calma warrants to acquire an aggregate of 7,500 shares of common stock. This registration statement includes 40,000 shares of common stock to be issued upon conversion of this debenture.

(14) On October 20, 1999, we issued and sold to Sarah Tawaststjerna a convertible debenture in the principal amount of $20,000. On that date, we also granted Ms. Tawaststjerna warrants to acquire an aggregate of 3,000 shares of common stock. This registration statement includes 16,000 shares of common stock to be issued upon conversion of this debenture.

(15) On October 22, 1999, we issued and sold to William Duncan a convertible debenture in the principal amount of $40,000. On that date, we also granted Mr. Duncan warrants to acquire an aggregate of 6,000 shares of common stock. This registration statement includes 32,000 shares of common stock to be issued upon conversion of this debenture.

(16) On October 22, 1999, we issued and sold to Gabriel Cerrone a convertible debenture in the principal amount of $100,000. On that date, we also granted Mr. Cerrone warrants to acquire an aggregate of 15,000 shares of common stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this debenture.

(17) On October 22, 1999, we issued and sold to Joseph Schottland a convertible debenture in the principal amount of $20,000. On that date, we also granted Mr. Schottland warrants to acquire an aggregate of 3,000 shares of common stock. This registration statement includes 16,000 shares of common stock to be issued upon conversion of this debenture.

(18) On September 3, 1999, we issued 70,000 shares of common stock to Continental as compensation for consulting services. On that date, we also granted Continental options to acquire an aggregate of 200,000 shares of common stock, of which 50,000 are currently exercisable. Of the remaining options, 50,000 vest on December 1, 1999, 50,000 vest on March 1, 2000 and 50,000 vest on June 1, 2000.

(19) Based on 13,117,737 shares outstanding as of November 12, 1999.


         The Selling Security Holders may offer all or some portion of the common stock that they have the right to acquire upon conversion of the convertible debentures and the preferred stock and/or upon exercise of the warrants. Accordingly, no estimate can be given as to the amount of the common stock that will be held by the Selling Security Holders upon termination of any such sales. See "Plan of Distribution."

         The term Selling Security Holders includes the holders listed in any supplement to this prospectus and any beneficial owners of the common stock and their transferees, pledgees, donees or other successors. Any supplement will contain certain information about the Selling Security Holders and the number of shares of common stock beneficially owned by the Selling Security Holders that may be offered pursuant to this prospectus. Such information will be obtained from the Selling Security Holders.

         Under the Securities Exchange Act of 1934, as amended and its rules and regulations, any person distributing the common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to beginning the distribution. In addition, the Selling Security Holders will need to comply with applicable provisions of the Exchange Act and its rules and regulations including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of common stock by the Selling Security Holders. Regulation M contains certain limitations and prohibitions intended to prevent issuers, selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

         We will bear all costs, expenses and fees in connection with the registration of the Selling Security Holders' shares. All brokerage commissions, if any, attributable to the sale of the Selling Security Holders' shares will be borne by them.

                              PLAN OF DISTRIBUTION


         In August, 1999, we authorized the issuance and sale of (i) up to $4,000,000 principal amount of our 6% Convertible Subordinated Debentures Due 2001 (the "Debentures") convertible into shares of common stock; (ii) Series A Stock Purchase Warrants (the "Series A Warrants") to purchase up to 400,000 shares of common stock at an exercise price of $1.25625 per share and (iii) Series B Stock Purchase Warrants (the "Series B Warrants" and together with the Series A Warrants, the "Warrants," and collectively with the the Debentures, the "Securities") to purchase up to 300,000 shares of common stock at an exercise price of $1.361 per share. We propose to issue and sell an aggregate of up to $4,000,000 principal amount of the Debentures, 300,000 Series A Warrants and 300,000 Series B Warrants in units (the "Units") each consisting of $10,000 principal amount of Debentures, 750 Series A Warrants and 750 Series B Warrants. We have agreed to issue and sell the Securities at a purchase price of $10,000 per Unit (the "Purchase Price") in a series of closings (the "Closings"). The Debentures generally have equivalent rights, preferences, limitations and privileges to the Series G Convertible Preferred Stock (the "Series G Preferred") described below.

         On August 27, 1999 we sold a 6% Convertible Subordinated Debenture in the principal amount of $375,000 to Brittanica Associates Limited ("Brittanica"). We also granted Brittanica warrants to purchase an aggregate of 56,250 shares of common stock. On September 24, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $200,000 to Brittanica. We also granted Brittanica warrants to purchase an aggregate of 30,000 shares of common stock. On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $25,000 to Brittanica. We also granted Brittanica warrants to purchase an aggregate of 3,750 shares of common stock.

         On September 2, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to IIG Equity Fund, N.V. ("IIG"). We also granted IIG warrants to purchase an aggregate of 15,000 shares of common stock. Subsequent thereto, IIG assigned its debenture to Spiga Limited.

         On September 7, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $275,000 to Spiga Limited ("Spiga"). We also granted Spiga warrants to purchase an aggregate of 41,250 shares of common stock. On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $25,000 to Spiga. We also granted Spiga warrants to purchase an aggregate of 3,750 shares of common stock. On October 27, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $20,000 to Spiga. We also granted Spiga warrants to purchase an aggregate of 3,000 shares of common stock.

         On September 24, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to Venezuela Recovery Fund N.V. ("Venezuela"). We also granted Venezuela warrants to purchase an aggregate of 15,000 shares of common stock.

         On September 24, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $300,000 to Lina Abballe. We also granted Ms. Abballe warrants to purchase an aggregate of 45,000 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to Allan Rothstein. We also granted Mr. Rothstein warrants to purchase an aggregate of 15,000 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $60,000 to Albertus Vanleiden. We also granted Mr. Vanleiden warrants to purchase an aggregate of 9,000 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $40,000 to Amar Rai. We also granted Mr. Rai warrants to purchase an aggregate of 6,000 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $50,000 to Anthony Intrieri. We also granted Mr. Intrieri warrants to purchase an aggregate of 7,500 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to Gary Kaplowitz. We also granted Mr. Kaplowitz warrants to purchase an aggregate of 15,000 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $50,000 to Maria Calma. We also granted Ms. Calma warrants to purchase an aggregate of 7,500 shares of common stock.

         On October 20, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $20,000 to Sarah Tawaststjerna. We also granted Ms. Tawaststjerna warrants to purchase an aggregate of 3,000 shares of common stock.

         On October 22, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $40,000 to William Duncan. We also granted Mr. Duncan warrants to purchase an aggregate of 6,000 shares of common stock.

         On October 22, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to Gabriel Cerrone. We also granted Mr. Cerrone warrants to purchase an aggregate of 15,000 shares of common stock.

         On October 22, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $20,000 to Joseph Schottland. We also granted Mr. Schottland warrants to purchase an aggregate of 3,000 shares of common stock.

         In September, 1999, we authorized the exchange of all issued and outstanding Debentures for up to 4,000 shares of Series G Preferred. We have designated 4,000 shares of our preferred stock as Series G Preferred. The Series G Preferred has a stated value of $1,000 per share and is entitled to cumulative dividends of $60 per year per share, payable quarterly. With respect to rights respecting dividends, the Series G Preferred (i) ranks senior to any class or series of our outstanding capital stock thereafter created (unless otherwise agreed to by a majority of the holders of our Series G Preferred Stock then outstanding) (ii) ranks senior to the shares of Series B Convertible Preferred Stock and the shares of Series F Convertible Preferred Stock and (iii) ranks junior to all of our other preferred stock issued and outstanding. The Series G Preferred is convertible into common stock. The number of shares issued upon conversion of the Series G Preferred is that number of shares of common stock as equals $1,000 per share of Series G Preferred, plus accumulated and unpaid dividends thereon, divided by the lesser of (a) one dollar and twenty-five and three-eighths cents ($1.25625) or (b) eighty-five percent (85%) of the Market Price (as hereinafter defined) of a share of common stock on the date of conversion. The Market Price shall mean the average of the two lowest closing bid prices for a share of common stock in the principal market on which it trades during the ten (10) trading days preceding, but not including, the date as of which the Market Price is being determined.

         Our gross proceeds from the offer and sale of Debentures in the aggregate principal amount of $2,000,000 was $2,000,000 and our net proceeds were approximately $1,975,000.

         Additionally, on September 3, 1999, we entered into a Market Access Program Agreement (the "Market Access Agreement") with Continental Capital & Equity Corporation ("Continental"). Pursuant to the Market Access Agreement, we issued to Continental 70,000 shares of our common stock as part of its compensation for services rendered to us. We also granted to Continental options to purchase an aggregate of 200,000 shares of our common stock, at exercise prices ranging from $2.00 to $5.00 per share.

         The Selling Security Holders have advised us that the sale or distribution of the common stock may be effected directly to purchasers by the Selling Security Holders as a principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Nasdaq SmallCap market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Security Holders or by agreements between the Selling Security Holders and underwriters, brokers, dealers or agents or purchasers. If the Selling Security Holders effect such transactions by selling common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Because each of the Selling Security Holders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the Selling Security Holders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act until its participation in the distribution is completed.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. Upon request of the Selling Security Holders, we will make all applicable filings under state securities or blue sky laws.

         The Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holders. The foregoing may affect the marketability of the shares of common stock.

         We will pay all expenses of the registration of the shares, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security

Holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or the Selling Security Holders will be entitled to contribution from us relating to these liabilities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our Bylaws also empower us to enter into indemnification agreements with any such persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

         Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Troop Steuber Pasich Reddick & Tobey, LLP.

                                     EXPERTS

         The financial statements included in our Annual Report on Form 10-KSB for our fiscal year ended June 30, 1999 and incorporated by reference in this Prospectus and the Registration Statement of which this prospectus is a part have been audited by Singer Lewak Greenbaum & Goldstein, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said reports.

YOU MAY RELY ONLY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS.  WE HAVE
NOT AUTHORIZED ANYONE TO PROVIDE                         2,170,000 SHARES
INFORMATION DIFFERENT FROM THAT
CONTAINED IN THIS PROSPECTUS.                        IAT RESOURCES CORPORATION
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR SALE OF COMMON                              COMMON STOCK
STOCK MEANS THAT INFORMATION
CONTAINED IN IAT RESOURCES CORPORATION
THIS PROSPECTUS IS CORRECT AFTER THE
DATE OF THIS PROSPECTUS. THIS PROSPECTUS
IS NOT AN OFFER TO SELL OR SOLICITATION
OF AN OFFER TO BUY THESE SHARES OF COMMON
STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE
OFFER OR SOLICITATION IS UNLAWFUL.

                      TABLE OF CONTENTS
                                             Page

WHERE YOU CAN FIND MORE INFORMATION.............1
INCORPORATION OF CERTAIN DOCUMENTS                            PROSPECTUS
         BY REFERENCE...........................1
CAUTIONARY NOTICE REGARDING FORWARD-
LOOKING STATEMENTS............................. 2
PROSPECTUS SUMMARY..............................3          NOVEMBER ___, 1999
RISK FACTORS....................................5
USE OF PROCEEDS................................11
SELLING SECURITY HOLDERS.......................11
PLAN OF DISTRIBUTION...........................16
DISCLOSURE OF COMMISSION POSITION FOR
         INDEMNIFICATION FOR SECURITIES
         ACT LIABILITIES.......................19
LEGAL MATTERS..................................19
EXPERTS........................................19

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


          SEC registration fee...........................      $    1,056.31
          Nasdaq filing fee..............................           5,000.00
          Legal fees and expenses........................           3,500.00
          Accounting fees and expenses..................            2,500.00
          Miscellaneous expenses.........................           2,000.00
                                                              --------------
                     Total...............................      $   14,056.31
                                                              --------------

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

           Article VI of our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

           Article VII of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

           We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.   EXHIBITS

           2.1 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition I Corp., The Grosso-Jacobson Entertainment Corporation, Salvatore Grosso and Lawrence S. Jacobson. (3)
           2.2 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition II Corp., The Grosso-Jacobson Productions, Inc., Salvatore Grosso and Lawrence S. Jacobson. (3)
           2.3 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition III Corp., Grosso-Jacobson Music Company, Inc., Salvatore Grosso and Lawrence S. Jacobson. (3)
           2.4 Agreement of Merger dated as of July 15, 1998, by and among The Producers Entertainment Group Ltd., TPEG Merger Company, MWI Distribution, Inc. and Tom Daniels and
                    Craig Sussman.(4)
           3.1      Restated Certificate of Incorporation, dated
                    June 24, 1993. (2)
           3.2      Amendment to Certificate of Incorporation, dated
                    April 28, 1998. (1)
           3.3      Amendment to Certificate of Incorporation, dated
                    May 26, 1999.
           3.4      Bylaws. (1)
           3.5      Amendment No. 1 to Bylaws. (1)
           4.1 Securities Purchase Agreement, dated July 31, 1998 between the Company and the Augustine Fund, L.P.(1)
           4.2 Registration Rights Agreement, dated July 31, 1998 between the Company and the Augustine Fund, L.P.(1)
           4.3 Escrow Agreement dated as of July 31, 1998 among the Augustine Fund, L.P., the Company and H. Glenn Bagwell, Jr., as Escrow Agent. (1)
           4.4 Securities Purchase Agreement, dated January 14, 1999 between the Company and Strategic Capital Consultants. (5)
           4.5 Securities Purchase Agreement, dated January 14, 1999 between the Company and Mountaingate Productions, LLC. (5)
           4.7 Certificate of Designations for Series C Preferred Stock, dated March 26, 1999. (5)
           4.8 Certificate of Designations for Series D Preferred Stock, dated July 31, 1998.(1)
           4.9 Certificate of Designations for Series E Preferred Stock, dated July 31, 1998.(1)

           4.10 Certificate of Designations for Series F Preferred Stock, dated July 31, 1998.(1)
           4.11 Certificate of Designations, Preferences, Limitations and Relative Rights of Series G Convertible Preferred Stock.
           5.1      Opinion of Troop Steuber Pasich Reddick & Tobey LLP.
           23.1 Consent of Singer Lewak Greenbaum & Goldstein, LLP, Independent Accountants.
           23.2     Consent of Counsel (included in Exhibit 5.1).
           24.1     Power of Attorney (included on signature page).
           99.1 Termination Agreement dated as of November 15, 1999 between the Company and Astor Capital, Inc.
- -----------------------------------

(1) Incorporated by reference to our Registration Statement on Form S-3 filed September 1, 1998
(2) Incorporated by reference to our Report on Form 8-K dated June 18, 1996.
(3) Incorporated by reference to our Report on Form 8-K filed November 4, 1997 (as amended on December 29, 1997).
(4) Incorporated by reference to our Report on Form 8-K filed July 31, 1998.
(5) Incorporated by reference to our Report on Form 10-QSB, as amended, filed on June 10, 1999.


ITEM 17.   UNDERTAKINGS

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

           (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
                    Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 16th day of November 1999.

                                        IAT RESOURCES CORPORATION


                                        By    /s/ IRWIN MEYER
                                            ----------------------------
                                               Irwin Meyer
                                               Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Meyer and Arthur Bernstein and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                           TITLE                        DATE
- -------------------------  ---------------------------------------  ------------------

/s/ IRWIN MEYER
- -------------------------  Chief Executive Officer and Director      November 16, 1999
     Irwin Meyer           (Principal Executive Officer)

/s/ ARTHUR BERNSTEIN
- -------------------------  Executive Vice President and Director     November 16, 1999
   Arthur Bernstein        (Principal Financial and Accounting
                           Officer)
/s/ IVAN BERKOWITZ
- -------------------------  Director                                  November 17, 1999
    Ivan Berkowitz

/s/ MICHAEL ISCOVE
- -------------------------  Director                                  November 16, 1999
    Michael Iscove

/s/ THOMAS A. DANIELS
- -------------------------  Director                                  November 16, 1999
  Thomas A. Daniels